Exhibit 99.1

Date: May 4, 2016

Spectra Energy Partners Reports First Quarter 2016 Results

First Quarter Highlights:

•	Distributable cash flow of $371 million, up 5% over prior year

•	EBITDA growth being realized from existing base and 2015 expansions placed into service

•	Credit facility upsized and term extended in April

•	$6 billion of expansion projects in execution advancing as planned

•	34th consecutive quarterly cash distribution increase

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported first quarter 2016 distributable cash flow of $371 million, compared with $354 million in the prior-year quarter. Distributions per limited partner unit for first quarter 2016 were $0.65125, compared with $0.60125 per limited partner unit in first quarter 2015.

CEO COMMENT

“Spectra Energy Partners grew its earnings and distributable cash flow in the first quarter, despite the continuing weak energy sector fundamentals and a warm winter. Our results once again underline the reliability and strength of our business model,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “Our $6 billion of expansion projects continued to progress as expected during the quarter and will add incremental fee-based earnings and cash flow as they enter into service during the 2016-2019 period.

“Illustrating our confidence in the plans we shared with investors at the start of the year, we announced our 34th consecutive quarterly cash distribution increase today – representing more than eight years of steady growth,” continued Ebel.

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $447 million, compared with $445 million in the prior-year quarter.

Reported net income from controlling interests was $298 million for first quarter 2016, compared with $293 million in first quarter 2015. Ongoing net income from controlling interests was $298 million for the quarter, compared with $302 million in the prior-year quarter.

SEGMENT RESULTS

U.S. Transmission

Ongoing EBITDA from U.S. Transmission was $411 million in first quarter 2016, compared with $398 million in first quarter 2015. The 2015 period excludes a non-cash special item expense of $9 million. These results reflect increased earnings from expansion projects, partially offset by lower interruptible and short-term contract transportation revenue due to warmer weather.

Liquids

Liquids reported first quarter 2016 EBITDA of $56 million, compared with $64 million in first quarter 2015. The decrease is attributable to the absence of equity earnings from Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, which the company owned until October 2015, partially offset by lower operating costs.

Other

“Other” reported net expenses of $20 million in first quarter 2016, compared with $17 million in first quarter 2015.

Interest Expense

Interest expense was $56 million in first quarter 2016, compared with $57 million in first quarter 2015, driven by higher capitalized interest, offset by higher average long-term debt balances.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners as of March 31, 2016, was $7.0 billion, with available liquidity of $1.4 billion. Including contributions from noncontrolling interests, Spectra Energy Partners has $1.8 billion of capital expansion spending planned in 2016, which will be funded through a combination of debt and equity.

Through its “At the Market” (ATM) equity issuance program, Spectra Energy Partners has received net proceeds of $103 million this year.

In April 2016, Spectra Energy purchased 10.4 million newly issued common units and 0.2 million general partner units of Spectra Energy Partners for total net proceeds of $489 million.

Including contributions from noncontrolling interests of $95 million, total capital spending in first quarter 2016 was $400 million, composed of $365 million of growth capital expenditures and $35 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

Spectra Energy Partners has advanced numerous projects across the system. Sabal Trail, a joint venture with NextEra Energy and Duke Energy, received its Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission (FERC) in February. This approval authorizes Sabal Trail, subject to certain conditions, to proceed with construction in order to meet a May 2017 in-service date. On April 1, 2016, Sabal Trail ownership agreements were finalized with Spectra Energy Partners, NextEra Energy and Duke Energy owning 50 percent, 42.5 percent and 7.5 percent respectively.

The NEXUS project, a joint venture with DTE Energy, will allow customers to move up to 1.5 billion cubic feet per day (Bcf/d) to Ohio and Michigan markets with access to the Dawn Hub, which is the second largest physically traded gas hub in North America and is owned and operated by Spectra Energy’s subsidiary, Union Gas. NEXUS has a strong customer base and is moving forward with support from executed customer agreements with local distribution companies (LDCs), as well as Marcellus and Utica producers.

NEXUS has also signed 13 interconnect agreements with industrial facilities and power generators that could connect incremental load across Northern Ohio of up to 1.75 Bcf/d, which demonstrates strong long-term market support for our route and the project. NEXUS has consistently met its milestones and is on target for a November 2017 in-service date.

The AIM project is now in its second year of construction and more than 60 percent complete. AIM is supported by New England LDCs and is scheduled to meet its planned in-service date in fourth quarter 2016.

Advancements continue in our other projects in execution. Projects on track for in-service dates in 2016 include Loudon Expansion, which received its FERC certificate and commenced construction in March, Ozark, Salem Lateral and the first phase of Gulf Markets. Projects scheduled to go into service in 2017 include Atlantic Bridge, Access South, Adair Southwest, Lebanon Extension, TEAL and the second phase of Gulf Markets.

The PennEast project continues to move forward, and received its notice of schedule from FERC in March. The project has an expected in-service date in the second half of 2018.

Access Northeast, a project under development with Eversource Energy and National Grid, is focused on the New England electric power market and saving consumers money while improving the reliability of the region’s energy system. In normal weather conditions, the project could save electric consumers an average of $1 billion a year. Savings during the extreme 2013-2014 winter could have been $2.5 billion with Access Northeast in service.

This solution is designed to meet the needs of New England by maximizing use of existing utility corridors and the Algonquin and Maritimes & Northeast pipelines, which directly connect to more than 60 percent of the existing ISO-New England gas-fired electric generation capacity and more than 80 percent of the new capacity that has recently cleared the ISO-New England forward capacity market. Access Northeast will cost-effectively deliver affordable natural gas when power generators need it, with new tariff services to handle peak hours, seasonal needs and quick starts to support intermittent wind and solar energy.

Access Northeast has executed contracts with electric distribution companies in New Hampshire and Massachusetts totaling more than 50 percent of the 0.9 Bcf/d project design capacity, and processes are under way at state public utility commissions, which are required to approve those contracts. The project anticipates additional contracts as regulatory processes progress in Connecticut, Rhode Island and Maine.

In April, FERC issued the Notice of Intent to prepare an Environmental Impact Statement for the Access Northeast project, which initiates the formal scoping process FERC utilizes to gather input from the public and interested agencies on the project. The project continues to advance toward a late 2018 initial in-service date, and Spectra Energy Partners expects to move Access Northeast into execution later this year.

In the liquids business, the Express Enhancement project is supported by long-term contracts and is on schedule for completion by the end of 2016.

Additional Information

Additional information about first quarter 2016 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, May 4, 2016, at 8 a.m. CT. The webcast will be available via the Spectra Energy and Spectra Energy Partners Investors pages. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 70917861 or “Spectra Energy / Spectra Energy Partners Earnings Call.”

A replay of the call will be available until 5 p.m. CT on Friday, June 3, 2016, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally, and using the above conference ID. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners Investors pages.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measure used by us to evaluate segment performance is segment EBITDA. We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We have also presented Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. The most directly comparable GAAP measure for DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is Earnings-Per-Unit (EPU).

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2014 Form 10-K, filed on February 27, 2015, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 15,000 miles of transmission and gathering pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

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Spectra Energy Partners, LP

Quarterly Highlights

March 2016

(Unaudited)

(In millions, except per-unit amounts)

Reported - These results include the impact of special items

	Three Months Ended
	March 31,
	2016	2015
INCOME
Operating Revenues	$624	$606
Total Reportable Segment EBITDA	467	453
Net Income - Controlling Interests	298	293
EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$411	$389
Liquids	56	64

Total Reportable Segment EBITDA	467	453
Other EBITDA	(20)	(17)

Total Reportable Segment and Other EBITDA	$447	$436

PARTNERS’ CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.65125	$0.60125
Weighted Average Units Outstanding
Limited Partner Units	285	295
General Partner Units	6	6
DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$371	$354
CAPITAL AND INVESTMENT EXPENDITURES (a)
Capital expenditures - U.S. Transmission	$452	$233
Capital expenditures - Liquids	16	7
Investment expenditures - Sand Hills/Southern Hills/SESH/Penn East/Nexus	27	15

Total	$495	$255

U.S. TRANSMISSION
Operating Revenues	$538	$522
Operating Expenses
Operating, Maintenance and Other	172	171
Other Income and Expenses	45	38

EBITDA	$411	$389

LIQUIDS
Operating Revenues	$86	$84
Operating Expenses
Operating, Maintenance and Other	31	34
Other Income and Expenses	1	14

EBITDA	$56	$64

Express Pipeline Revenue Receipts, MBbl/d (b)	233	246
Platte PADD II Deliveries, MBbl/d	124	169
Canadian Dollar Exchange Rate, Average	1.37	1.24

	March 31,	December 31,
	2016	2015
Debt	$6,951	$6,604
Actual Units Outstanding (c)	293	291

(a)	Excludes contributions received from noncontrolling interests of $95 million in 2016 and $58 million in 2015.
(b)	Thousand barrels per day.
(c)	Increase in 2016 resulted primarily from the “At the Market” equity issuance program

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Quarters Ended March 31,
	2016	2015
Operating Revenues	$624	$606
Operating Expenses	300	295

Operating Income	324	311

Other Income and Expenses	47	49
Interest Expense	56	57

Earnings Before Income Taxes	315	303
Income Tax Expense	4	2

Net Income	311	301
Net Income - Noncontrolling Interests	13	8

Net Income - Controlling Interests	$298	$293

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	March 31,	December 31,
	2016	2015
ASSETS
Current Assets	$585	$544
Investments and Other Assets	4,231	4,180
Net Property, Plant and Equipment	14,257	13,837
Regulatory Assets and Deferred Debits	309	290

Total Assets	$19,382	$18,851

LIABILITIES AND EQUITY
Current Liabilities	$1,719	$1,471
Long-term Debt	5,862	5,845
Deferred Credits and Other Liabilities	194	189
Equity	11,607	11,346

Total Liabilities and Equity	$19,382	$18,851

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(Dollars in Millions)

	Three Months Ended March 31,
	2016	2015
Net Income	$311	$301
Add:
Interest expense	56	57
Income tax expense	4	2
Depreciation and amortization	77	73
Foreign currency (gain) loss	(1)	3

EBITDA	447	436

Add:
Earnings from equity investments	(27)	(40)
Distributions from equity investments (a)	65	54
Non-cash impairment at Ozark Gas Gathering	—	9
Other	2	3
Less:
Interest expense	56	57
Equity AFUDC	17	11
Net cash paid for income taxes	1	5
Distributions to non-controlling interests	7	7
Maintenance capital expenditures	35	28

Total Distributable Cash Flow	$371	$354

(a)	Excludes $2 million of distributions from equity investments for the three month period ended March 31, 2015.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

March 2016 Year-to-date

(Unaudited)

(In millions)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$411
Liquids	56

Total Reportable Segment EBITDA	467
Other	(20)

Total Reportable Segment and other EBITDA	$447

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$447
Depreciation and Amortization	(77)
Interest Expense	(56)
Other Income and Expenses	1
Income Tax Expense	(4)

Total Net Income	311
Total Net Income - Noncontrolling Interests	(13)

Total Net Income - Controlling Interests	$298

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

March 2015 Year-to-date

(Unaudited)

(In millions)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$389	$(9	) A	$398
Liquids	64	—		64

Total Reportable Segment EBITDA	453	(9)		462
Other	(17)	—		(17)

Total Reportable Segment and other EBITDA	$436	$(9)		$445

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$436	$(9)		$445
Depreciation and Amortization	(73)	—		(73)
Interest Expense	(57)	—		(57)
Other Income and Expenses	(3)	—		(3)
Income Tax Expense	(2)	—		(2)

Total Net Income	301	(9)		310
Total Net Income - Noncontrolling Interests	(8)	—		(8)

Total Net Income - Controlling Interests	$293	$(9)		$302

A - Non-cash impairment at Ozark Gas Gathering.

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Three Months Ended
	March 31, 2016	March 31, 2015
	Reported/ Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$311	$301	$(9)	$310
Add:
Interest expense	56	57	—	57
Income tax expense	4	2	—	2
Depreciation and amortization	77	73	—	73
Foreign currency loss	(1)	3	—	3

EBITDA	447	436	(9)	445

Add:
Earnings from equity investments	(27)	(40)	—	(40)
Distributions from equity investments	65	54	—	54
Non-cash impairment at Ozark Gas Gathering	—	9	9	—
Other	2	3	—	3
Less:
Interest expense	56	57	—	57
Equity AFUDC	17	11	—	11
Net cash paid for income taxes	1	5	—	5
Distributions to non-controlling interests	7	7	—	7
Maintenance capital expenditures	35	28	—	28

Total Distributable Cash Flow	$371	$354	$—	$354